Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND YEAR-END 2009 RESULTS

•	Earnings per diluted share for 2009 down 45% from 2008
•	Annual premium revenues of $3.7 billion, up 18% over 2008
•	Aggregate membership up 16% over 2008

Long Beach, California (February 11, 2010) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the fourth quarter and year ended December 31, 2009.

Net loss for the quarter ended December 31, 2009, was $4.5 million, or $0.18 per diluted share, compared with net income of $14.8 million, or $0.55 per diluted share, for the quarter ended December 31, 2008.  Net income for the year ended December 31, 2009, was $30.9 million, or $1.19 per diluted share, compared with net income of $59.6 million, or $2.15 per diluted share, for the year ended December 31, 2008.

“Despite an extremely difficult environment in 2009, particularly in the fourth quarter, our company weathered the conditions and remained profitable,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “Our strong growth in enrollment and premium revenues during the year, combined with our resolve and long-term view developed over thirty years of providing care to low-income populations, positions us well for greater success in 2010 and in the years ahead.”

Fiscal Year 2010 Guidance

The Company confirms its guidance issued on January 26, 2010, for fiscal year 2010 earnings per diluted share of $1.50, with revenue of approximately $3.9 billion, a medical care ratio of approximately 86%, an administrative expense ratio of approximately 11%, and net income of $39 million.  The Company expects its effective tax rate to be approximately 45% and its shares outstanding, for the purpose of calculating diluted EPS, to be approximately 26 million for the year ending December 31, 2010.  The Company’s guidance does not include any effect of the previously announced acquisition of the Unisys Health Information Management (HIM) business, which is expected to close in the first half of 2010.  The Company expects the acquisition of the HIM business to be dilutive to earnings in 2010.  The Company will provide additional information regarding the expected financial impact of the acquisition of the HIM business at the time of closing.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

Overview of Financial Results

Operating results for the fourth quarter and full year 2009 were most significantly impacted by the following:

•	Higher utilization due to widespread influenza-related illness across the Company’s health plans
•	Margin compression related to state budget shortfalls
•	Enrollment growth and the higher costs associated with new members
•	Higher emergency room costs

Fourth Quarter 2009 Compared with Fourth Quarter 2008

Net loss for the fourth quarter of 2009 was $4.5 million compared with net income of $14.8 million in the fourth quarter of 2008.

Premium revenue grew 19% in the fourth quarter of 2009 compared with the fourth quarter of 2008.  During 2009, membership grew 16% overall, with Florida, California, Washington, and Ohio gaining the most members.  On a per-member per-month, or PMPM, basis, consolidated premium revenue increased 3.5%.  Increased membership contributed 82% of the growth in premium revenue in the fourth quarter of 2009 compared with the fourth quarter of 2008, and increases in PMPM revenue, as a result of both rate changes and shifts in member mix, contributed the remaining 18%.

Although premium revenue PMPM grew 3.5% in the fourth quarter of 2009 compared with the fourth quarter of 2008, the Company nevertheless experienced significant margin compression.  Net of increases in premium taxes, PMPM premium revenue grew only 2.6% in the fourth quarter.  Additionally, that portion of the fourth quarter increase in Ohio PMPM premium revenue not linked to higher premium taxes was absorbed by an increase in Medicaid fee schedules.  Excluding all of the Ohio premium increase and the premium tax increases in other states, the Company’s consolidated PMPM premium revenue increase in the fourth quarter was only 1.6%.  This small increase in PMPM premium revenue was more than offset by higher medical costs.

The Company received PMPM premium reductions in 2009 that were in many cases correlated with reductions in the Medicaid fee schedule that also reduced the Company’s medical costs.  However, PMPM premium reductions in Washington and Missouri in 2009 were not fully commensurate with changes in the Medicaid fee schedule in those states, and thus decreases in premium were not matched by lower medical costs.  In Washington, premium reductions not linked to decreases in the Medicaid fee schedule lowered medical margin by approximately $3.4 million in the fourth quarter.  In Missouri, the retention of the pharmacy benefit by the state effective October 1, 2009, reduced medical margin by approximately $1.2 million in the fourth quarter.

Investment income for the fourth quarter of 2009 decreased 50% from the $3.6 million in investment income earned in the fourth quarter of 2008.  This decline was due primarily to lower interest rates.  The Company’s annualized portfolio yield for the quarter ended December 31, 2009, decreased to 0.8% compared with 2.1% for the same period in 2008.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

Medical care costs, in the aggregate, increased approximately 7% on a PMPM basis in the fourth quarter of 2009 compared with the fourth quarter of 2008.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 87.5% for the fourth quarter of 2009 compared with 84.7% for the fourth quarter of 2008.  Medical care costs trends were consistent with those identified by the Company in its earnings releases for the second and third quarters of 2009.  Specifically, increased expenses were generally the result of higher utilization rather than higher unit costs (except in the case of outpatient costs, where both utilization and unit costs increased) and were most pronounced in connection with physician and outpatient costs.  Influenza-related illnesses and the costs associated with more recently enrolled members were key factors in the higher utilization.  The Company estimates that the incremental costs associated with influenza-related illnesses were approximately $19 million, or $0.47 per diluted share, in the fourth quarter of 2009 compared with the fourth quarter of 2008. 1

Physician and outpatient costs exhibited the most significant unfavorable cost trend in the fourth quarter of 2009.  Together, these costs increased 14% on a PMPM basis compared with the fourth quarter of 2008.  The primary driver of the increased costs was emergency room utilization, which was up approximately 23%.

Inpatient facility costs decreased approximately 4% PMPM compared with the fourth quarter of 2008, despite increased utilization.

Pharmacy costs (including the benefit of rebates) increased 8% on a PMPM basis compared with the fourth quarter of 2008, excluding the Missouri health plan, where the pharmacy benefit was retained by the state of Missouri effective October 1, 2009.  Pharmacy utilization increased approximately 8% compared with the fourth quarter of 2008, while unit costs (excluding rebates) decreased approximately 2% quarter-over-quarter.

Capitated costs increased 10% on a PMPM basis compared with the fourth quarter of 2008 as a result of rate increases received for members capitated on a percentage of premium basis at the New Mexico health plan and the transition of members into capitated arrangements at the California health plan.

Days in medical claims and benefits payable were 37 days at December 31, 2009, 37 days at September 30, 2009, and 41 days at December 31, 2008.

Core G&A expenses (defined as G&A expenses less premium taxes) were 8.0% of revenue in the fourth quarter of 2009 compared with 8.1% in the fourth quarter of 2008 and 7.5% in the third quarter of 2009.  The sequential 0.5% increase from the third quarter in the core G&A ratio was due to expenses associated with several Company initiatives and programs that occurred in the fourth quarter of 2009.  These initiatives and programs included the relocation of the Company’s data center to its new facility in New Mexico, Medicare 2010 open enrollment costs, acquisition costs relating to our recently announced purchase of HIM, growth of our New Mexico health plan’s third party administration business, and network development costs at our Texas health plan.  On a PMPM basis, core G&A increased to $17.83 in the fourth quarter of 2009 compared with $17.44 in the fourth quarter of 2008 and $16.35 in the third quarter of 2009.

1 Estimates of utilization and unit costs included in this release may not match changes in reported costs due to the impact of shifts in case mix between the periods presented, prior period development, the existence of pass-through contracts in which third parties assume medical risk, and other factors.  Additionally, estimates of utilization for the three months and year ended December 31, 2009, exclude the month of December 2009 due to the substantial incompleteness of claims payment data for that month.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

Income tax (benefit) expense was recorded at an effective rate of (41.0%) in the fourth quarter of 2009 compared with 38.6% in the fourth quarter of 2008.  The income tax benefit recorded during the fourth quarter of 2009 was primarily due to the Company’s pre-tax loss recognized during the quarter, and higher than previously estimated California enterprise zone tax credits.

Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

Net income decreased 48% to $30.9 million for the year ended December 31, 2009, compared with net income of $59.6 million in the same period of 2008.

Premium revenue grew approximately 18% in the year ended December 31, 2009, compared with the same period in 2008.  Consolidated premium revenue increased 5.3% on a PMPM basis.  Increased membership contributed 71% of the growth in premium revenue.

Although premium revenue PMPM grew 5.3% in 2009 compared with 2008, the Company nevertheless experienced significant margin compression due to rising medical costs.

The Company received PMPM premium reductions in 2009 that were in many cases correlated with reductions in the Medicaid fee schedule that also reduced the Company’s medical costs.  However, PMPM premium reductions in Washington and Missouri in 2009 were not fully commensurate with changes in the Medicaid fee schedule in those states, and thus decreases in premium were not matched by lower medical costs.  In Washington, premium reductions not linked to decreases in the Medicaid fee schedule lowered medical margin by approximately $13 million in 2009.  In Missouri, the retention of the pharmacy benefit by the state effective October 1, 2009 reduced medical margin by approximately $1.2 million in 2009.

Investment income for the year ended December 31, 2009, was $9.1 million, a $12 million decrease from the $21.1 million earned in the same period in 2008.  This decline was primarily due to lower interest rates in 2009.  The Company’s annualized portfolio yield for the year ended December 31, 2009, decreased to 1.2% compared with 3.0% for the same period in 2008.

Medical care costs, in the aggregate, increased 8% on a PMPM basis for the year ended December 31, 2009, compared with the same period in 2008.  The medical care ratio was 86.8% for the year ended December 31, 2009, compared with 84.8% for the same period in 2008.  Increased expenses were generally the result of higher utilization rather than higher unit costs (except in the case of outpatient costs, where both utilization and unit costs increased) and were most pronounced in connection with physician and outpatient costs.  Influenza-related illnesses and the costs associated with more recently enrolled members were key factors in the higher utilization.  The Company estimates that the incremental costs associated with influenza-related illnesses were approximately $35 million, or $0.83 per diluted share, in the year ended December 31, 2009 compared with the year ended December 31, 2008.

Physician and outpatient costs exhibited the most significant unfavorable cost trend in the year ended December 31, 2009.  Together, these costs increased approximately 13% on a PMPM basis compared with the same period in 2008.  Consistent with the Company’s experience throughout 2009, emergency room utilization (up approximately 9%) and cost per visit (up approximately 8%) were the primary drivers of increased cost in the year ended December 31, 2009.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

The Company continues to observe hospitals billing for more intensive levels of care than in the same period in 2008.  The billing codes for emergency room level of care – with Level 1 reflecting the least intensive care and Level 5 reflecting the most intensive care – changed significantly in the year ended December 31, 2009, compared with the same period in 2008.  Level 1 and Level 2 visits decreased by 9% and 6%, respectively, while Level 3, Level 4, and Level 5 visits increased by 20%, 18%, and 20%, respectively.

Inpatient costs were flat on a PMPM basis year-over-year despite increased utilization.

Pharmacy costs (including the benefit of rebates) increased 6% on a PMPM basis year-over-year, excluding the Missouri health plan, where the pharmacy benefit was retained by the state of Missouri effective October 1, 2009.  Pharmacy utilization increased approximately 6% year-over-year, while unit costs (excluding rebates) were flat.

Capitated costs increased approximately 10% PMPM year-over-year, primarily as a result of rate increases received for members capitated on a percentage of premium basis at the New Mexico health plan, and the transition of members into capitated arrangements in California.

Core G&A expenses were 7.5% of revenue in the year ended December 31, 2009, compared with 8.0% in the same period in 2008.  Year-over-year, premium revenue grew faster than administrative costs, causing administrative costs, as a percentage of revenue, to decrease.  On a PMPM basis, core G&A decreased to $16.76 for the year ended December 31, 2009, from $17.04 for the same period in 2008.

Interest expense for both years includes non-cash interest expense relating to the Company’s convertible senior notes, as a result of the adoption of ASC Subtopic 470-20.  The amounts recorded for this non-cash interest expense totaled $4.8 million for the year ended December 31, 2009 and $4.7 million for the year ended December 31, 2008.

Income taxes were recorded at an effective rate of 29.2% for the year ended December 31, 2009, compared with 40.0% for the same period in 2008.  The decrease was primarily due to discrete tax benefits recognized during the year relating to settling tax examinations, and higher than previously estimated California enterprise zone tax credits.  As indicated above, the Company expects its effective tax rate to increase to approximately 45% for the year ending December 31, 2010.

Cash Flow

Cash provided by operating activities for the year ended December 31, 2009, was $155 million compared with $40 million for 2008, an increase of $115 million.

Significant components of cash provided by operating activities during 2009 included the following items:

•	Net income, which decreased $29 million between 2008 and 2009.
•
Deferred revenue, which contributed $114 million to the increase in cash provided by operating activities between 2008 and 2009.  Deferred revenue increased substantially at the Ohio health plan between the years ended 2008 and 2009.

•	Medical claims and benefits payable, which contributed $43 million to the increase in cash provided by operating activities between 2008 and 2009.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

Cash provided by operating activities for the quarter ended December 31, 2009, was $25 million compared with $61 million for the fourth quarter of 2008, a decrease of $36 million.

Significant components of cash provided by operating activities during the fourth quarter of 2009 included the following items:

•	Net loss, which resulted in a $19 million decrease year over year.
•
Receivables, which reduced cash provided by operating activities $34 million year over year, primarily due to significant collections of receivables at the California health plan in the fourth quarter of 2008.

At December 31, 2009, the Company had cash and investments (not including restricted investments) of $704.0 million, including non-current auction rate securities with a fair value of $59.7 million.  At December 31, 2009, the parent company had unrestricted cash and investments of $45.6 million, including auction rate securities with a fair value of $16.5 million.

EBITDA (1)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating (loss) income	$(3,722)	$27,467	$57,393	$112,605
Add back:
Depreciation and amortization expense	9,642	8,691	38,110	33,688
EBITDA	$5,920	$36,158	$95,503	$146,293

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes the provisions for income taxes, interest expense, and depreciation and amortization expense.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in the industry.

Stock Repurchases

During 2009, the Company purchased approximately 1.4 million shares of its common stock for $27.7 million (average cost of $20.49 per share).  These purchases increased diluted earnings per share for the year ended December 31, 2009, by $0.04.

Conference Call

The Company’s management will host a conference call and webcast to discuss its fourth quarter and year-end results at 5:00 p.m. Eastern Time on Thursday, February 11, 2010.  The number to call for the interactive teleconference is (212) 231-2929.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, February 11, 2010, through 6:00 p.m. on Friday, February 12, 2010, by dialing (800) 633-8284 and entering confirmation number 21451098.  A live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning about one hour following the conclusion of the call and webcast.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

About Molina Healthcare

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s licensed health plan subsidiaries in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.45 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s expected results for fiscal year 2010, the Company’s pending acquisition of the HIM business of Unisys, and other plans, expectations, and anticipated future events.  All of our forward-looking statements are based on our current expectations and assumptions.   Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

▪	budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, or to maintain current membership eligibility thresholds and criteria;
▪	unexpected rate reductions or the rescission of expected rate increases;
▪	the enactment of federal health care and/or insurance reform and uncertainty regarding the likely impact of particular reform measures;
▪	management of our medical costs, including flu-like illness levels and rates of utilization that are consistent with our expectations;
▪	the accurate estimation of incurred but not reported medical costs across our health plans;
▪	the continuation and renewal of the government contracts of our health plans;
▪	the timely closing of the HIM business acquisition, including the need to obtain regulatory approvals, customer consents, and to satisfy other closing conditions;
▪	the integration of the HIM business and its operations, as well as the integration of any other acquisitions we may undertake;
▪	the retention and renewal of the HIM business’s state government contracts on terms consistent with our expectations;
▪	the accuracy of our operating cost and capital outlay projections for the HIM business;
▪	the availability of financing under our credit facility to acquire the HIM business and to meet our liquidity needs;
▪
the establishment by a state of a medical cost expenditure floor as a percentage of the premiums we receive, including, without limitation, the establishment of an 86% medical cost expenditure floor in the state of Washington;

▪	the required establishment of a premium deficiency reserve in any of the states in which we operate;
▪	up-coding by providers or billing in a manner at material variance with historic patterns;
▪	the carving out by a state of particular benefits, such as pharmacy benefits, which have historically produced a profit;
▪	the transition from a non-risk to a risk-based capitation contract by our Utah health plan;
▪	approval by state regulators of dividends and distributions by our subsidiaries;
▪	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
▪	high dollar claims related to catastrophic illness;
▪	the favorable resolution of litigation or arbitration matters;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward-looking statements in this release represent our judgment as of February 11, 2010, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008 (1)	2009	2008 (1)
Revenue:
Premium revenue	$962,411	$808,895	$3,660,207	$3,091,240
Investment income	1,813	3,609	9,149	21,126
Total operating revenue	964,224	812,504	3,669,356	3,112,366

Expenses:
Medical care costs	842,371	684,781	3,176,236	2,621,312
General and administrative expenses	115,933	91,565	399,149	344,761
Depreciation and amortization	9,642	8,691	38,110	33,688
Total expenses	967,946	785,037	3,613,495	2,999,761
Gain on purchase of convertible senior notes	−	−	1,532	−
Operating (loss) income	(3,722)	27,467	57,393	112,605
Interest expense (1)	(3,860)	(3,318)	(13,777)	(13,231)

(Loss) income before income taxes (1)	(7,582)	24,149	43,616	99,374
Income tax (benefit) expense (1)	(3,110)	9,329	12,748	39,776
Net (loss) income (1)	$(4,472)	$14,820	$30,868	$59,598

Net (loss) income per share: (1)
Basic	$(0.18)	$0.55	$1.19	$2.15
Diluted	$(0.18)	$0.55	$1.19	$2.15

Weighted average number of common shares and potentially dilutive common shares outstanding	25,552	26,813	25,984	27,772

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	85.5%	82.2%	84.8%	82.3%
Ratio of medical care costs not paid directly to providers to premium revenue	2.0	2.5	2.0	2.5
Medical care ratio (2)	87.5%	84.7%	86.8%	84.8%
General and administrative expense ratio excluding premium taxes (core G&A ratio) (3)	8.0%	8.1%	7.5%	8.0%
Premium taxes included in G&A expense (3)	4.0	3.2	3.4	3.1
Total general and administrative expense ratio (3)	12.0%	11.3%	10.9%	11.1%
Depreciation and amortization expense ratio (3)	1.0%	1.1%	1.0%	1.1%
Effective tax rate (1)	(41.0)%	38.6%	29.2%	40.0%

(1)
The Company’s 2008 results have been recast to reflect the adoption of ASC Subtopic 470-20.  This resulted in additional  interest expense of $1.2 million for the three months ended December 31, 2008, and $4.5 million for the year ended December 31, 2008.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	Dec. 31, 2009	Dec. 31, 2008 (1)

ASSETS
Current assets:
Cash and cash equivalents	$469,501	$387,162
Investments	174,844	189,870
Receivables	136,654	128,562
Income taxes refundable	6,067	4,019
Deferred income taxes (1)	8,757	9,071
Prepaid expenses and other current assets	15,583	14,766
Total current assets	811,406	733,450
Property and equipment, net	78,171	65,058
Goodwill and intangible assets, net	214,254	192,599
Investments	59,687	58,169
Restricted investments	36,274	38,202
Receivable for ceded life and annuity contracts	25,455	27,367
Other assets (1)	19,988	33,223
	$1,245,235	$1,148,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$316,516	$292,442
Accounts payable and accrued liabilities	71,732	81,981
Deferred revenue	101,985	13,804
Total current liabilities	490,233	388,227
Long-term debt (1)	158,900	164,873
Deferred income taxes (1)	12,506	12,911
Liability for ceded life and annuity contracts	25,455	27,367
Other long-term liabilities	15,403	22,928
Total liabilities	702,497	616,306

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 25,607 shares at December 31, 2009, and 26,725 shares at December 31, 2008	26	27
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital (1)	129,902	170,681
Accumulated other comprehensive loss	(1,812)	(2,310)
Retained earnings (1)	414,622	383,754
Treasury stock, at cost; 1,201 shares at December 31, 2008	−	(20,390)
Total stockholders’ equity	542,738	531,762
	$1,245,235	$1,148,068

(1)
The Company’s financial position as of December 31, 2008, has been recast to reflect adoption of ASC Subtopic 470-20.  The cumulative adjustments to reduce retained earnings totaled $3.4 million as of January 1, 2009.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008 (1)	2009	2008 (1)
Operating activities:
Net (loss) income (1)	$(4,472)	$14,820	$30,868	$59,598
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,642	8,691	38,110	33,688
Other-than-temporary impairment on available-for-sale securities	−	7,166	−	7,166
Unrealized loss (gain) on trading securities	115	399	(3,394)	399
(Gain) loss on rights agreement	(104)	(6,907)	3,100	(6,907)
Deferred income taxes	(2,323)	4,006	(1)	(3,404)
Stock-based compensation	1,755	2,042	7,485	7,811
Non-cash interest on convertible senior notes (1)	1,219	1,210	4,782	4,707
Gain on purchase of convertible senior notes	−	−	(1,532)	−
Amortization of deferred financing costs (1)	832	359	1,872	1,435
Loss on disposal of property and equipment	−	142	−	142
Tax deficiency from employee stock compensation recorded as additional paid-in capital	(45)	(88)	(749)	(335)
Changes in operating assets and liabilities:
Receivables	7,475	41,198	(8,092)	(17,025)
Prepaid expenses and other current assets	(1,271)	(364)	(817)	(2,245)
Medical claims and benefits payable	13,402	(6,345)	24,074	(19,164)
Accounts payable and accrued liabilities	(10,877)	(3,455)	(26,467)	10,830
Deferred revenue	17,350	9,602	88,181	(26,300)
Income taxes	(8,004)	(11,774)	(2,443)	(9,965)
Net cash provided by operating activities	24,694	60,702	154,977	40,431

Investing activities:
Purchases of property and equipment	(7,480)	(6,376)	(35,870)	(34,690)
Purchases of investments	(59,429)	(81,852)	(186,764)	(263,229)
Sales and maturities of investments	54,595	57,628	204,365	246,524
Cash paid in business purchase transactions	−	−	(10,900)	(1,000)
Decrease (increase) in restricted investments	6,126	(1,692)	1,928	(9,183)
Increase in other assets	(676)	(8,395)	(2,553)	(8,973)
Increase (decrease) in other long-term liabilities	1,263	1,820	(7,525)	6,031
Net cash used in investing activities	(5,601)	(38,867)	(37,319)	(64,520)

Financing activities:
Treasury stock purchases	−	(17,703)	(27,712)	(49,940)
Excess tax benefits from employee stock compensation	5	−	31	43
Purchase of convertible senior notes	−	−	(9,653)	−
Proceeds from exercise of stock options and employee stock plan purchases	934	594	2,015	2,084
Net cash provided by (used in) financing activities	939	(17,109)	(35,319)	(47,813)
Net increase (decrease) in cash and cash equivalents	20,032	4,726	82,339	(71,902)
Cash and cash equivalents at beginning of period	449,469	382,436	387,162	459,064
Cash and cash equivalents at end of period	$469,501	$387,162	$469,501	$387,162

(1)	The Company’s 2008 unaudited condensed consolidated statements of cash flows have been recast to reflect the adoption of ASC Subtopic 470-20.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan(1):	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
California	351,000	355,000	322,000
Florida (2)	50,000	43,000	−
Michigan	223,000	210,000	206,000
Missouri	78,000	78,000	77,000
New Mexico	94,000	90,000	84,000
Ohio	216,000	208,000	176,000
Texas	40,000	31,000	31,000
Utah	69,000	69,000	61,000
Washington	334,000	327,000	299,000
Total	1,455,000	1,411,000	1,256,000

Total Ending Membership By State for the Medicare Advantage Plans (1):
California	2,100	1,900	1,500
Michigan	3,300	2,700	1,700
New Mexico	400	400	300
Texas	500	500	400
Utah	4,000	3,500	2,400
Washington	1,300	1,100	1,000
Total	11,600	10,100	7,300

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,900	13,700	12,700
Florida (2)	8,800	8,700	−
Michigan	32,200	30,200	30,300
New Mexico	5,700	5,700	6,300
Ohio	22,600	19,600	19,000
Texas	17,600	17,500	16,200
Utah	7,500	7,700	7,300
Washington	3,200	3,200	3,000
Total	111,500	106,300	94,800

	Three Months Ended			Year Ended
Total Member Months (1),(3) by Health Plan:	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
California	1,059,000	1,065,000	956,000	4,135,000	3,721,000
Florida (2)	141,000	109,000	–	386,000	–
Michigan	651,000	629,000	622,000	2,523,000	2,526,000
Missouri	232,000	232,000	232,000	927,000	910,000
New Mexico	279,000	264,000	254,000	1,042,000	970,000
Ohio	637,000	618,000	533,000	2,411,000	1,998,000
Texas	119,000	93,000	91,000	402,000	348,000
Utah	206,000	203,000	177,000	793,000	659,000
Washington	997,000	979,000	892,000	3,847,000	3,514,000
Total	4,321,000	4,192,000	3,757,000	16,466,000	14,646,000

(1)
Effective December 31, 2009, the Company no longer serves members in Nevada.  Current and prior period membership data has been adjusted to remove the Nevada membership.  Because Nevada had fewer than 1,000 members, there was no adjustment to the “Total Ending Membership by Health Plan.”

(2)	The Florida health plan began serving members in late December 2008.
(3)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Three Months Ended December 31, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$127,716	$120.56	$115,506	$109.03	90.4%	$6,035
Florida (1)	35,910	254.97	34,882	247.67	97.1	6
Michigan	151,845	233.07	121,457	186.43	80.0	8,361
Missouri	52,507	226.21	45,954	197.97	87.5	–
New Mexico	102,079	365.48	87,090	311.82	85.3	3,008
Ohio	216,849	340.60	189,796	298.11	87.5	15,759
Texas	41,205	347.41	31,633	266.71	76.8	683
Utah	51,912	252.21	49,528	240.63	95.4	–
Washington	179,617	180.21	156,251	156.77	87.0	5,033
Other (2),(3)	2,771	–	10,274	–	–	2
Consolidated	$962,411	$222.68	$842,371	$194.91	87.5%	$38,887

	Three Months Ended December 31, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$108,888	$113.88	$94,448	$98.78	86.7%	$3,308
Florida (1)	–	–	–	–	–	–
Michigan	132,113	212.58	100,914	162.38	76.4	6,734
Missouri	59,771	258.25	44,836	193.72	75.0	–
New Mexico	86,262	339.44	70,762	278.45	82.0	3,190
Ohio	168,554	316.51	154,169	289.50	91.5	9,378
Texas	30,019	328.94	22,095	242.12	73.6	549
Utah	41,400	234.19	38,076	215.38	92.0	–
Washington	178,486	200.00	148,123	165.97	83.0	2,871
Other (2),(3)	3,402	–	11,358	–	–	2
Consolidated	$808,895	$215.24	$684,781	$182.21	84.7%	$26,032

(1)	The Florida health plan began serving members in late December 2008.
(2)	Effective December 31, 2009, the Company no longer served members in Nevada. Premium revenue and medical care costs relating to the Nevada health plan have been included in “Other.”
(3)	“Other” medical care costs also include medically related administrative costs at the parent company.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN (Continued)
(Dollars in thousands except per member per month amounts)

	Year Ended December 31, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$481,717	$116.49	$443,892	$107.34	92.2%	$16,446
Florida (1)	102,232	264.94	95,936	248.62	93.8	16
Michigan	557,421	220.94	454,431	180.12	81.5	31,023
Missouri	230,222	248.25	191,585	206.59	83.2	–
New Mexico (2)	404,026	387.67	346,044	332.03	85.7	11,043
Ohio	803,521	333.33	691,402	286.82	86.1	47,849
Texas	134,860	335.69	110,794	275.78	82.2	2,513
Utah	207,297	261.43	190,319	240.02	91.8	–
Washington	726,137	188.77	613,876	159.58	84.5	14,175
Other (3),(4)	12,774	–	37,957	–	–	57
Consolidated	$3,660,207	$222.24	$3,176,236	$192.85	86.8%	$123,122

	Year Ended December 31, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$417,027	$112.06	$363,776	$97.75	87.2%	$12,503
Florida (1)	–	–	–	–	–	–
Michigan	509,782	201.86	405,683	160.64	79.6	26,710
Missouri	225,280	247.62	184,298	202.58	81.8	–
New Mexico (2)	348,576	359.45	286,004	294.92	82.1	11,713
Ohio	602,826	301.76	549,182	274.91	91.1	30,505
Texas	110,178	316.32	84,324	242.09	76.5	1,995
Utah	155,991	236.75	139,011	210.98	89.1	–
Washington	709,943	202.02	575,085	163.64	81.0	11,668
Other (3),(4)	11,637	–	33,949	–	–	21
Consolidated	$3,091,240	$210.97	$2,621,312	$178.90	84.8%	$95,115

(1)	The Florida health plan began serving members in late December 2008.
(2)
The medical care ratio of the New Mexico health plan was 85.7% for the year ended December 31, 2009, up from 82.1% in the same period in 2008.  During 2008, the New Mexico health plan had recognized $12.9 million of premium revenue due to the reversal of amounts previously recorded as payable to the state of New Mexico.   Absent this revenue adjustment, the New Mexico health plan’s medical care ratio would have been 85.2% for the year ended December 31, 2008.

(3)	Effective December 31, 2009, the Company no longer served members in Nevada. Premium revenue and medical care costs relating to the Nevada health plan have been included in “Other.”
(4)	“Other” medical care costs also include medically related administrative costs at the parent company.

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$556,118	$128.68	66.0%	$447,479	$119.07	65.3%
Capitation	145,187	33.59	17.2	115,022	30.61	16.8
Pharmacy	108,617	25.13	12.9	92,812	24.70	13.6
Other	32,449	7.51	3.9	29,468	7.83	4.3
Total	$842,371	$194.91	100.0%	$684,781	$182.21	100.0%

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$2,077,489	$126.14	65.4%	$1,709,806	$116.69	65.2%
Capitation	558,538	33.91	17.6	450,440	30.74	17.2
Pharmacy	414,785	25.18	13.1	356,184	24.31	13.6
Other	125,424	7.62	3.9	104,882	7.16	4.0
Total	$3,176,236	$192.85	100.0%	$2,621,312	$178.90	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Fee-for-service claims incurred but not paid (IBNP)	$246,508	$237,495	$236,492
Capitation payable	39,995	39,361	28,111
Pharmacy payable	20,609	21,100	18,837
Other	9,404	5,158	9,002
Total medical claims and benefits payable	$316,516	$303,114	$292,442

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MOH Reports Fourth Quarter and Year-End 2009 Results

February 11, 2010

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current period”).  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Year Ended
	Dec. 31, 2009	Dec. 31, 2008
Balances at beginning of period	$292,442	$311,606
Components of medical care costs related to:
Current period	3,227,794	2,683,399
Prior periods	(51,558)	(62,087)
Total medical care costs	3,176,236	2,621,312
Payments for medical care costs related to:
Current period	2,919,240	2,413,128
Prior periods	232,922	227,348
Total paid	3,152,162	2,640,476
Balances at end of period	$316,516	$292,442

Benefit from prior period as a percentage of:
Balance at beginning of period	17.6%	19.9%
Premium revenue	1.4%	2.0%
Total medical care costs	1.6%	2.4%

Days in claims payable	37	41
Number of members at end of period	1,455,000	1,256,000
Number of claims in inventory at end of period	93,100	87,300
Billed charges of claims in inventory at end of period	$131,400	$115,400
Claims in inventory per member at end of period	0.06	0.07
Billed charges of claims in inventory per member at end of period	$90.31	$91.88
Number of claims received during the period	12,930,100	11,095,100
Billed charges of claims receivedduring the period	$9,769,000	$7,794,900

-END-